Exhibit 4.16

English Translation of Chinese Original

Contract No.: KLJRZL-YW(ZL)-2012-0022

Finance Lease Agreement

By and between

PetroChina Sichuan Petrochemical Co., Ltd.

(as Lessee)

And

Kunlun Financial Leasing Co., Ltd.

(as Lessor)

Finance Lease Agreement

This Finance Lease Agreement (this “Agreement”) is entered into on this 23rd day of August, 2012 in Jiangbei District, Chongqing by and between the following two parties:

Lessee: PetroChina Sichuan Chemical Co., Ltd.

Registered Address: Building 4#, Heeg Center, 1 South Jinke Road, Jin’niu District, Chengdu

Contact Address: 1 North Petrochemical Road, Pengzhou, Chengdu, Sichuan Province

Contact Person: Lv Dong

Telephone: 028-83490042

Facsimile: 028-83491027

Lessor: Kunlun Financial Leasing Co., Ltd.

Registered Address: 16 Jin’gang New Area, Jiangbei District, Chongqing

Contact Address: 21/F, Tower A, 1 Jinrong Street, Fuchengmennei Area, Xicheng District, Beijing

Contact Person: Ji Yue

Telephone: 010-89025103/13910592659

Facsimile: 010-89025100

After amicable consultations, the Lessor agrees to lease to the Lessee, and the Lessee agrees to lease from the Lessor, certain assets (the “Lease Assets”), subject to the conditions and on the terms of this Agreement as set forth below:

Article 1    Schedule of Lease and Exhibits

1.1

This Agreement sets forth the general conditions for the lease of the Lease Assets between the Lessor and the Lessee, and the schedule of lease in the form of Exhibit 1 (the “Schedule of Lease”) hereto sets forth the detailed conditions for the lease of the Lease Assets, including without limitation, list of Lease Assets, lease cost, lease term, lease rent payment, and assessed damages (the “Assessed Damages”, referring to the damages that the Lessee shall pay the Lessor in case of loss or complete destruction of or economically irreparable damage to any lease equipment, the accurate amount of which shall be subject to the Schedule of Actual Rent Payment). In case of any discrepancy between the Schedule of Lease and this Agreement, the Schedule of Lease shall prevail. Any and all the exhibits hereto, including without limitation, the Schedule of Lease, shall constitute an integral part of this Agreement, and shall have equal legal force as this Agreement. This Agreement, upon being executed, shall be legally binding upon the Lessor and the Lessee. Unless otherwise specified herein, neither party hereto may unilaterally dissolve or terminate this Agreement.

Article 2    Lease Assets

2.1

The Lease Assets hereunder refer to [certain existing equipment and facilities of the ethylene project] to be purchased by the Lessor from the Lessee for lease back to the Lessee for the Lessee to possess and use, as described in greater detail in Annex 1 (List of Lease Assets) to the Schedule of Lease.

Article 3    Transfer of Lease Assets

3.1

In order to provide the Lessee with the finance lease services contemplated hereunder, the Lessor will purchase from the Lessee the Lease Assets and pay the purchase consideration (the “Purchase Consideration”) to the Lessee.

3.2

In view of the fact that the Lessor will purchase the Lease Assets from the Lessee who acquired the Lease Assets at its sole discretion and obtained the title thereto, the Lessor shall therefore not have any responsibility for the Lease Assets.

3.3

Each of the parties hereto confirms that the aggregate Purchase Consideration for all the Lease Assets listed in Annex 1 (List of Lease Assets) to the Schedule of Lease shall be [Three Thousand Million Renminbi (RMB3,000,000,000.00)]. Within ten (10) business days as from the date on which each and all of the following conditions are satisfied, the Lessor shall pay the Purchase Consideration by installments to the bank account of the Lessee specified in the Schedule of Lease. Both parties hereto confirm that the payment of the Purchase Consideration hereunder shall be subject to the satisfaction of the following conditions:

(1)	the receipt by the Lessor from the Lessee the original or certified true copy of the original agreement for the purchase of the Lease Assets;

(2)	the receipt by the Lessor of the original or certified true copy of the documents evidencing that the Lessee has obtained the complete ownership of the Lease Asses; and

(3)

the receipt by the Lessor from the Lessee of the original of a payment reminder setting forth inter alia the amount of the installment of the Purchase Consideration payable and the proposed date of payment.

3.4

The Lessee undertakes to complete with the Lessor the transfer of all the Lease Assets under Annex 1 (List of Lease Assets) to the Schedule of Lease on or prior to December 31, 2012. In the event that the Lessee fails to or is unable to complete the transfer of the Lease Assets on or prior to December 31, 2012 other than for any reason attributable to the Lessor, the Lessor shall have the option to (1) (a) dissolve this Agreement and request the Lessee to refund any and all the amounts of the Purchase Consideration that have been paid, together with any interest accrued thereon at the [lease interest rate], and (b) assign the ownership of the Lease Assets back to the Lessee on an as-is basis, without any liability on the Lessor; or (2) negotiate with the Lessee for any alterative resolution.

3.5

The Purchase Consideration to be paid by the Lessor to the Lessee shall be mainly used for the on-going construction of the integrated refinery project. Without written consent of the Lessor, the Lessee may not use any amount of the Purchase Consideration for any other purpose.

3.6

The Lessee acknowledges and agrees that in case the Lessor is rendered unable to pay the Lessee any amount of the Purchase Consideration upon satisfaction of the payment preconditions set forth under Section 3.3 due to any reason other than a default of the Lessor, which reasons include without limitation, the government’s adjustment of currency policies or the financial regulator’s tightening of the size of credit facilities, the Lessor shall not be deemed to have committed a default. Within ten (10) business days as of the termination of such event or the extermination of the effect of such event, the Lessor shall perform its payment obligation towards the Lessee, and the performance of this Agreement shall be resumed.

3.7

Both parties hereto confirm that the ownership of all the Lease Assets listed in Annex 1 (List of Lease Assets) to the Schedule of Lease shall be assigned by installments. On the date on which an installment of the Purchase Consideration is paid, the ownership of the Lease Assets corresponding to such installment shall be assigned from the Lessee to the Lessor, and the Lessee shall issue to the Lessor a Title Certificate of Lease Assets in the form of Exhibit 3 hereto. Failure of the Lessee to issue such title certificate shall not prejudice the Lessor’s obtaining of the complete ownership of the Lease Assets; provided, however, that any risk related to any Lease Assets shall not be transferred but continue to be borne by the Lessee. After the Lessor obtains the ownership of any Lease Assets corresponding to any amount of the Purchase Consideration, the Lessor shall lease such Lease Assets to the Lessee for it to possess and use.

Article 4    Ownership of Lease Assets

4.1

From the date on which the ownership of any Lease Assets is assigned to the Lessor, whether such Lease Assets are registered under the name of the Lessor or not, the Lessor shall enjoy the ownership of such Lease Assets and shall be the sole owner of such Lease Assets, with respect to which, the Lessee shall not raise any objection.

4.2

The Lessor shall have the right to place or attach signs of ownership onto any Lease Assets, and the Lessee shall ensure that such signs shall continue to be prominent, and not be destroyed or damaged.

4.3

Subject to no disruption to the normal use and operation of any Lease Assets by the Lessee, the Lessor shall have the right, from time to time, to inspect any Lease Assets, including conducting on-site examinations of such Lease Assets and/or requesting the Lessee to provide reports or records on the use, maintenance or repair of any Lease Assets and other similar written materials.

Article 5    Delivery, Acceptance Inspection and Registration of Lease Assets

5.1

In light of the fact that any Lease Assets have been and will be under the possession and use by the Lessee and the actual possession of any Lease Assets will not be transferred under this Agreement, upon payment by the Lessor to the Lessee of any amount of the Purchase Consideration pursuant to relevant provisions of this Agreement, the Lessor shall be deemed to have completed the delivery of the corresponding Lease Assets to the Lessee and the Lessee shall be deemed to have completed the acceptance and the acceptance inspection of such Lease Assets, in consideration of which, the Lessee shall issue to the Lessor a Lease Assets Delivery Certificate in the form of Exhibit 2 hereto (the “Delivery Certificate”). Failure or inability of the Lessee to issue such Delivery Certificate shall not prejudice the delivery of such Lease Assets.

5.2

Where certain registration formalities shall be gone through with respect to the Lease Assets as required by applicable laws, regulations or State policies, the Lessee shall go through such registration formalities, including without limitation, title registration, filing and annual review, and shall be responsible for any and all the expenses relating thereto. The Lessee shall be liable for any losses or expenses incurred by the Lessor arising from the Lessee’s delay in going through or complying with the required formalities or paying required fees. The Lessee further acknowledges that the going through of any such registration or formalities by the Lessee shall not prejudice the Lessor’s ownership of any Lease Assets, and Lessee shall not consider or cause any third party to consider that the Lessee is the owner of such Lease Assets merely by virtue of the same. Where the fact that such registration or formalities are gone through by the Lessee leads any third party to consider that the relevant Lease Assets are owned by the Lessee, the Lessee shall have the obligation to make clarification to such third party so as to ensure that the Lessor’s ownership of any Lease Assets will not be prejudiced. The Lessor shall cooperate with the Lessee in the going through of any required registration formalities.

5.3

The Lessor shall have the right to enter the lease contemplated hereunder into the Finance Lease Registration System and the Credit Reporting System of the People’s Bank of China (the “PBOC”), and the Lessee shall assist the Lessor to complete such entry.

5.4

Where within the term of this Agreement, there is any increase or decrease to any tax or fees payable by the Lessor due to any change in the transaction underlying this Agreement, including without limitation, any tax or fees imposed on the owner of the Lease Assets by any governmental authority as a result of any change in any law or regulation of the People’s Republic of China (the “PRC” or “China”), or any creation of any new type of tax or removal of any existing type of tax, or any change to the amount or rate of any tax by any PRC governmental authority at any level, such increase or decrease shall be shared between the Lessor and the Lessee in accordance with applicable laws or regulations. Where any such increase is advanced by the Lessor, the Lessee shall promptly pay its corresponding share of such increase to the Lessor upon notice from the Lessor.

Article 6    Lease Term and Lease Commencement Date

6.1

The lease term hereunder shall be from the lease commencement date to the expiration date of the lease term as specified in the Schedule of Lease. Unless otherwise specified herein, the lease term may not be prematurely terminated, cancelled, or extended.

6.2	The lease commencement date hereunder shall be the date on which the Lessor has paid the Lessee the Purchase Consideration in full in accordance with Section 3.3 of this Agreement.

Article 7    Lease Rent and Pre-lease Interest

7.1

The Lessee’s obligation to pay the rent for the lease (the “Lease Rent”) under this Agreement shall be absolute and unconditional. The Lessee shall pay on the date and in the amount specified in the Schedule of Lease, the Lease Rent to a bank account designated by the Lessor, unless otherwise notified by the Lessor.

7.2

The Lease Rent is determined mainly based on the lease cost and lease interest. The lease cost refers to all the costs and expenses to be incurred by the Lessor for the purchase of the Lease Assets, including the Purchase Consideration, as set forth in detail in the Schedule of Lease, and the lease interest refers to the interest accrued on the lease cost at the lease interest rate during the lease term. Each of the Lessor and the Lessee hereby confirms that the lease interest rate hereunder shall be equal to the RMB benchmark lending rate for term loans of more than five years promulgated by the PBOC (the “Benchmark Rate”). In case of any adjustment to the Benchmark Rate, the parties shall on the date on which such adjustment occurs, adjust the lease interest rate and the Lease Rent accordingly, and the Lessor shall issue to the Lessee a Lease Rent Adjustment Notice within seven (7) business days prior to the first Lease Rent payment date immediately after the Benchmark Rate is adjusted. The Lessee hereby agrees to unconditionally pay the Lessor the Lease Rent in accordance with such Lease Rent Adjustment Notice prepared in accordance with the principles of adjustment set forth in this Section.

7.3

The Lease Rent under the Schedule of Estimated Lease Rent Payment in the form of Annex 2 to the Schedule of Lease is computed based on the assumption that the lease commencement date is December 20, 2012, and the lease cost and lease interest rate determined on the date of this Agreement. Within three (3) business days as from the actual lease commencement date, the Lessor shall issue to the Lessee a Schedule of Actual Lease Rent Payment in the form of Annex 3 to the Schedule of Lease. In the Schedule of Actual Lease Rent Payment, the Lease Rent payment dates are determined on the basis of the actual lease commencement date, and the Lease Rent is computed on the basis of the lease cost and lease interest rate determined on the actual lease commencement date. The Lessee shall execute the Schedule of Actual Lease Rent Payment and agree to unconditionally pay the Lease Rent and other related costs on time and in full in accordance with the Schedule of Actual Lease Rent Payment, without any set-off or deduction. Failure of the Lessee to execute the Schedule of Actual Lease Rent Payment shall not relieve the obligation of the Lessee to pay the Lease Rent and other related costs in accordance with the Schedule of Actual Lease Rent Payment.

7.4

A payment date hereunder refers to a date on which the Lessor shall receive from the Lessee an amount of Lease Rent and other related costs, or the bank business day immediately preceding such date if such date is not a bank business day. The Lessee shall properly arrange the payment of the Lease Rent and other related costs to make sure that the Lessor will receive any amount due and payable to it no later than the corresponding payment date, and shall pay any and all the expenses in relation thereto.

7.5

In the event that the Lessee fails to pay in full and on time any amount of the Lease Rent, Assessed Damages or any other expenses due and payable, it shall pay the Lessor overdue payment interest at the daily interest rate of 0.05% from the date on which such amount falls due to the date on which such amount is actually paid.

7.6

The Lessor agrees to grant the Lessee a [24]-month grace period commencing from the lease commencement date. Within the grace period, the Lessee shall be required to pay the Lessor lease interest only on a three-month basis, on dates and in amounts as set forth in the Schedule of Actual Lease Rent Payment.

7.7

During the period from the date on which the Lessor pays the first installment of the Purchase Consideration and to the lease commencement date (the “Pre-lease Period”), the Lessee shall pay the Lessor at the lease interest rate and on the basis of the number of days actually elapsed, pre-lease interest on any amount of the Purchase Consideration actually paid. The pre-lease interest shall be subject to adjustment in the same way as made to the Lease Rent. The Lessee agrees to pay the Lessor on a three-month basis the pre-lease interest on the payment date and in the amount as set forth in the applicable Pre-lease Interest Payment Notice issued by the Lessor. Any pre-lease interest for the days remaining before the lease commencement date that are less than three months shall be paid on the lease commencement date.

Article 8    Right to Claim

8.1

The Lessee acknowledges that the Lessor shall not assume any risk or liability in connection with any quality defects in the Lease Assets, and the Lessee shall directly claim compensation from the original suppliers of the Lease Assets (“Original Suppliers”), including by way of litigation or arbitration, and the Lessor agrees to provide necessary assistance therein.

8.2	Any compensation agreement to be entered into between the Lessee and any suppliers shall require prior written consent of the Lessor.

8.3

The Lessee agrees to bear solely any expenses incurred in connection with its claim for compensation, and any claim shall not affect the validity of this Agreement. In any case, the Lessee shall pay the Lease Rent and any other amounts payable to the Lessor regardless of the result of its claims.

Article 9    Custody and Use Lease Assets

9.1

The Lessee shall use the Lease Assets strictly in accordance with the use instructions, operation manual or terms of use of the Lease Assets, and shall not take any action that may accelerate the wear and tear of the Lease Assets or subject the Lease Assets to any abnormal wear and tear, and shall ensure that the Lease Assets remain in good operating condition.

9.2

If there is any compulsory requirements imposed by any national or industrial standards on the operators of the Lease Assets or such operators shall have the relevant qualification certificates, the Lessee shall ensure that the relevant employees comply with such standards or hold effective qualification certificate.

9.3

The Lessee shall use the Lease Assets for legal commercial purposes, and shall not engage in any activity that may violate laws or regulations or incur any potential risks. The Lessee shall compensate the Lessor for any losses caused by the Lessee’s violation of this clause.

9.4

During the lease term, the Lease Assets shall be possessed, used and maintained by the Lessee. Except in case of any violation of this Agreement by the Lessee, the Lessor shall not interfere with the use of the Lease Assets by the Lessee.

Article 10    Maintenance and Repair of Lease Assets

10.1

The Lessee shall, at its own expense, be responsible for the regular maintenance and repair of the Lease Assets, in order to ensure that the Lease Assets are in normal working condition and good working performance, except daily wear and tear.

10.2

The Lessee shall maintain and repair the Lease Assets on a regular basis, which shall be conducted by the employees with required qualification, and the Lessor may request change of the employees responsible for the maintenance and/or repair where necessary. In case the Lessee fails to perform its obligation of maintenance and repair, the Lessor shall have the right to engage some person to maintain and repair the Lease Assets, and the Lessee shall provide necessary assistance and compensate the Lessor for all the costs and expenses paid in connection therewith.

10.3

If the Lessee needs to conduct an overhaul of the Lease Assets, it shall obtain the written consent of the Lessor and go through the relevant approval formalities (if any). For the avoidance of any doubt, any consent by the Lessor to any overhaul shall neither be considered that the Lessor shall assume any risk or liability with respect to the overhaul, nor alleviate or relieve any liabilities or obligations of the Lessee.

10.4

If the Lessee needs to make any improvement or addition to the Lease Assets, it shall obtain the written consent of the Lessor and go through the relevant approval formalities (if any). If there is not any agreement between the parties with respect to the costs or expenses incurred in connection with the improvement or addition, such costs and expenses shall be borne by the Lessor and the Lease Rent shall be adjusted accordingly. The Lessor shall have the ownership of the Lease Assets after improvement or addition. For the avoidance of any doubt, any consent by the Lessor of any improvement plan or addition shall neither be considered that the Lessor shall assume any risk or liability with respect to such improvement or addition, nor alleviate or relieve any liabilities or obligations of the Lessee.

Article 11    Prohibited Acts of Lessee

11.1	Without written consent of the Lessor, the Lessee shall not:

(1)	remove or add any equipment, parts, accessories or any other components from/to the Lease Assets, which may affect the function of the Lease Assets or reduce or lower the value of the Lease Assets;

(2)	transfer or sublease, or permit any third parties to use the Lease Assets;

(3)	create any security such as mortgage, pledge, or lien over the Lease Assets;

(4)	represent to any third parties or intentionally make any third parties believe the Lessee is the owner of the Lease Assets;

(5)	use the Purchase Consideration for any purposes other than those agreed under this Agreement; and

(6)	commit any other acts which may affect or damage the Lessor’s ownership in the Lease Assets or any rights or interest of the Lessor under this Agreement.

Article 12    Exemption of Liability

12.1

The Lessor shall be exempted from any liability with respect to any personal injury or death, loss of property or any claims arising in connection with the Lease Assets during the period the Lessee possesses and uses the Lease Assets. If the Lessor suffers an claim or pays any expenses as a result of any such personal injury or death, loss of property or claims, the Lessee shall fully compensate the Lessor. The obligation of the Lessee under this Section 12.1 shall survive the dissolution or termination of this Agreement.

Article 13    Loss and Complete Destruction

13.1	The Lessee shall assume any and all risks in connection with the loss or complete destruction of the Lease Assets, no matter whether such risks are covered by the insurance.

13.2

In case of any loss or complete destruction of the Lease Assets due to any reasons, including force majeure, the Lessee shall immediately notify the Lessor and the Lessee’s obligation to pay the Lease Rent hereunder shall not be affected.

13.3

If the Lessor deems that the Lease Assets can be repaired within a reasonable period of time, the Lessee must, at its own expense, restore the Lease Assets to the original working condition in accordance with the relevant provisions of this Agreement.

13.4	If the Lessor deems that the Lease Assets have been lost, completely destructed or are unable to be repaired economically or physically, the Lessor shall have the right to:

(1)	require the Lessee to replace, at its own expense, the Lease Assets with equipment or articles in the same model and with the same performance and function. The Lessee further confirms that the replaced equipment or articles shall automatically become the property of the Lessor and be deemed the Lease Assets hereunder. The old Lease Assets shall be transferred to the Lessee on an “as-is” basis (defined term) and the Lessor shall not assume any liability with respect to the old Lease Assets replaced; and

(2)

require the Lessee to pay, on the Termination Date (as defined below), all the Lease Rent and overdue interest outstanding as of the latest payment date of Lease Rent following the occurrence of the loss or complete destruction (“Termination Date”) and any other amounts payable, such as the applicable Assessed Damages.

13.5

This Agreement shall be terminated upon the receipt by the Lessor from the Lessee of all the amounts described under the above item (a) of Section 13.4, and the ownership of the Lease Assets shall be transferred to the Lessee on an “as-is” basis.

13.6

The Lessee confirms that it shall not refuse or delay the performance of any obligation of maintenance or payment under this Article 13 for any reason, such as the fact that the Lease Assets have been covered by insurance or there is a pending insurance claim.

Article 14    Insurance

14.1

The Lessee shall maintain insurance for the Lease Assets in accordance with the property insurance requirements of the China National Petroleum Corporation, and the policyholder, coverage and rate shall be determined by the Lessee.

14.2

In the event of any insured event, the Lessee shall immediately inform the Lessor and shall file by itself, or cooperate with the Lessor in the filing of an insurance claim. The insurance proceeds received by the Lessor shall be used to offset the liability in accordance with the following order of precedence:

(1)	compensation liability towards any third parties as a result of the insured event;

(2)	any expenses incurred by the Lessee in connection with the repair under Section 13.3 above; and

(3)	all the costs and expenses payable by the Lessee under item (2) of Section 13.4.

14.3	If the insurance proceeds is not enough to offset the above liabilities or expenses described in the above Section 14.2, the Lessee shall be obligated to make up the shortfall.

Article 15    Representations and Warranties

15.1	The Lessor hereby makes the representations and warranties as follows:

(1)

The Lessor is a finance lease company duly established and validly existing under the Measures for the Administration of Finance Lease Companies promulgated by the China Banking Regulatory Commission and pursuant to the relevant RRC laws and regulations, and possess the qualifications, capacities and authorizations to execute and perform this Agreement;

(2)	The Lessor has obtained all the required approvals, licenses and consents from governmental authorities and any third parties to perform its obligations under this Agreement;

(3)

The Lessor does not make any representations and warranties as to the conditions of the Lease Assets, including the applicability thereof, whether there are any quality defects therein, or whether the Lease Assets will secure any incomes or profits for the Lessee;

(4)	The execution and performance of this Agreement will not violate any applicable PRC laws and regulations, or conflict with any agreement or contract to which the Lessor is a party;

(5)

No lawsuit, arbitration, proceeding or dispute is pending or threatened against the Lessor or any of its property before any competent courts, arbitral institutions or other authorities, which would materially and adversely affect its ability to perform this Agreement;

(6)	All the documents and information furnished to the Lessee by the Lessor hereunder are true, accurate, valid and complete; and

(7)	The Lessor will strictly perform all of its obligations in accordance with this Agreement.

15.2	The Lessee hereby makes the representations and warranties as follows:

(1)	The Lessee is a company duly established and validly existing under the RRC laws, and possess the qualifications, capacities and authorizations to execute and perform this Agreement;

(2)	The Lessee has obtained all the required approvals, licenses and consents from governmental authorities and any third parties to perform its obligations under this Agreement;

(3)	The execution and performance of this Agreement will not violate any applicable PRC laws and regulations, or conflict with any agreement or contract to which the Lessee is a party;

(4)

No lawsuit, arbitration, proceeding or dispute is pending or threatened against the Lessee or any of its property before any competent courts, arbitral institutions or other authorities, which would materially and adversely affect its ability to perform this Agreement;

(5)	All the documents and information furnished to the Lessor by the Lessee hereunder are true, accurate, valid and complete;

(6)	The Lessee will strictly perform all of its obligations pursuant to this Agreement;

(7)

The Lessee has obtained all the title to the Leased Assets prior to the transfer to the Lessor, and the Original Suppliers shall not have any rights in connection with the Leased Assets. The Lessee is the sole legal owner of the Leased Assets;

(8)

The Leased Assets in their entirety have been delivered by the Original Suppliers to the Lessee for its use, free from any guarantees or encumbrances, and no third party has any right of recourse against the Leased Assets, all subject to the conditions of the Leased Assets hereunder;

(9)

During the lease term, the Lessee must comply with the requirements of the Lessor in respect of the after-lease inspections, including without limitation, coordination with the Lessor for scheduled or unscheduled onsite visits, provision of audit reports, financial statements and the relevant information as required by the Lessor on a regular or irregular basis; and

(10)	Upon the request of the Lessor, the Lessee shall cooperate with, or agree to the efforts of the Lessor to inquire into the Lessee’s creditworthiness via the Credit Reporting System of the PBOC.

Article 16    Events of Default

16.1	The Lessee will be deemed to commit an event of default under the following circumstances:

(1)	The Lessee fails, or unable to pay any Lease Rent, Assessed Damages, and other payable amounts as the same falls due;

(2)	The Lessee fails to keep and use the Leased Assets in accordance with the provisions of this Agreement;

(3)	The Lessee commits any prohibited act under this Agreement;

(4)	The Lessee fails to purchase insurances in accordance with this Agreement;

(5)	The representations and warranties made by the Lessee under this Agreement contain any flaw, false information or fraud, which would result in any material losses to the Lessor;

(6)	The Lessee fails to rectify any other breaches under this Agreement within ten days following its receipt of the written notice from the Lessor;

(7)	The Lessee files, or suffers the filing of a petition against it for bankruptcy, or enters into bankruptcy proceedings;

(8)	The Lessee shuts down business, suspends operation, ceases production, or suffers material deterioration of financial conditions;

(9)	The Lessee is subject to restructuring or merger or has transferred its substantial assets, which would adversely affect the qualifications or capabilities of the Lessee to perform this Agreement;

(10)

Where the formalities of registration for transfer, guarantee, mortgage and pledge completed by the Lessee or by the relevant party to the lease contemplated hereunder are defective or imperfect, the Lessee or the relevant party rejects to make any rectification even after notice from the Lessor of such defect or imperfection; and

(11)

The Lessee commits a default under any of its other indebtedness, or any of its other indebtedness is or may be declared accelerated by the creditor, the Lessee shall be deemed a breach under this Agreement.

Article 17    Remedies

17.1	If the Lessee commits an event of default as described above, the Lessor shall have the right to:

(1)	prevent the Lessee from using the Lease Assets;

(2)	require the Lessee to pay any Lease Rent which is due but outstanding, any overdue interest, any Lease Rent which is not due, and the purchase option price;

(3)

require to dissolve this Agreement, take the Lease Assets back, and claim from the Lessee the compensation which shall be calculated based on all the overdue interest, the Lease Rent due but outstanding, the Lease Rent not due, and other amounts payable;

(4)

request the Lessee to indemnify the Lessor against reasonable costs incurred by the Lessor arising out of the protection and implementation of the rights under the Agreement, including without limitation, the legal costs, evaluation fees, auction fees, and expenses relating to the repossession of the Lease Assets; and

(5)	other relief measures available to the Lessor under law.

Article 18    Purchase Option

18.1

Upon expiry of the lease term, where there does not exist any event of default on the part of the Lessee under this Agreement, or if yes, such event of default has been remedied in its entirety to the satisfaction of the Lessor, the Lessee shall pay the Lessor on a lump sum basis the purchase option price set forth in the Schedule of Lease on the expiration date of the lease term. The title to the Lease Assets shall be transferred on an “as-is” basis to the Lessee on the date when the Lessor receives the purchase option price, and this Agreement will terminate. Any taxes arising out of the transfer of the title of the Lease Assets shall be borne by the Lessee.

Article 19    Transfer

19.1

Without prior written consent of the Lessee, the Lessor shall not transfer to any third party, in whole or in part, its rights and interests under this Agreement, or create any mortgage or security interests thereover, or mortgage the Lease Assets to any third party.

19.2

Without prior written consent of the Lessor, the Lessee shall not transfer to any third person, in whole or in part, its rights and interests under this Agreement, or create any pledge mortgage or security interests thereover.

Article 20    Notice and Communication

20.1	Notices in connection with this Agreement shall be made in writing and delivered to the addresses of contact persons first above written.

20.2

A notice shall be deemed to be delivered, (i) at the time of being accepted by the intended recipient, if sent in person; or (ii) on the date of the acknowledgement of receipt, if sent by courier service. If a deemed date of delivery as described above is not a business day, it shall be automatically extend to the following business day.

20.3	In the event that either party changes its contact information, it shall notify the other party in writing ten (10) business days in advance.

Article 21    Governing Law and Dispute Resolution

21.1	This Agreement shall be governed by, and construed in accordance with the PRC laws.

21.2

Any dispute in connection with this Agreement shall be settled through consultations between the parties. Where no settlement is reached through such consultations, such dispute shall be brought to a court located in the place where this Agreement is executed as first above written.

21.3	The limitation of action that the Lessor may claim under this Agreement shall be [two] years after the last Lease Rent payment date, segmented period not accounted.

Article 22    Miscellaneous

22.1	Headings in this Agreement are for reference only and in no event shall be deemed the full interpretation or only definition of the corresponding terms and conditions of this Agreement.

22.2	The Schedule of Lease and other exhibits hereto constitute an integral part of this Agreement, and shall have the equal legal forces as this Agreement.

22.3	Any amendments, additions or modifications to this Agreement must be made in writing and shall be signed by the parties and affixed with specific seals for contract purpose (or company seals).

22.4	In the event that any provision of this Agreement is held invalid, illegal or unenforceable by any applicable law, the validity of any other provisions shall not be affected thereby.

22.5

The rights and reliefs of the Lessor under Article 18 shall be in addition to and not exclusive against each other. The Lessor’s failure to exercise or delay in the exercise of any of its rights or reliefs shall not prejudice any other rights or reliefs to which it is entitled. The Lessor may elect on its own discretion to exercise all or part of the reliefs, which shall not preclude any further exercise of any other rights or reliefs.

22.6

This Agreement comes into effect upon being signed by the parties and affixed with the specific seals for contract purpose (or company seals). This Agreement is executed in six counterparts with each party to hold three.

(End of Text)

(Signature Page)

Lessee: PetroChina Sichuan Petrochemical Co., Ltd. (seal)

Authorized Signatory: /s/

Lessor: Kunlun Financial Leasing Co., Ltd. (seal)

Authorized Signatory: /s/